Filed Pursuant to Rule 433
Registration Nos. 333-257355 and 333-257355-01

$750 million Synchrony Card Issuance Trust (SYNIT) 2024-A2 (Co-Brand/Retail Cards)

Joint Bookrunners	:	RBC (str), JPM, TD
DE&I Co-Managers	:	Academy, Mischler, Siebert Williams
Co-Managers	:	Barclays, Mizuho

CLS	SIZE (mm)	WAL	M/F	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	PX

A	750.000	2.96	Aaa/AAA	07/15/27	07/15/30	I-CRV	+72	4.990	4.93	99.97576

Expected Pricing : *PRICED*	Deal Size : $750,000,000
Expected Settle : 07/30/24	Registration : Public/SEC-registered
First Pmt Date : 08/15/24	ERISA Eligible : Yes
Expected Ratings : Moody's / Fitch	US RR Compliance : Yes
Bloomberg Ticker : SYNIT 2024-A2	EU RR Compliance : EU Article 6(3)(a) retention / No Article 7 compliance
Bloomberg SSAP : "SYNIT20242"	Min Denoms : $10k x $1k
Bill & Deliver : RBC

------------ CUSIP --------------- ISIN ------------

A         87166P AN1      US87166P AN15

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- Available Materials -

Preliminary Prospectus and FWP (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.